Exhibit 99.1

For Immediate Release
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           ATMI SELLS LIFE SAFETY SYSTEMS BUSINESS TO CITY TECHNOLOGY

DANBURY, CT -- May 6, 2004 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced it has sold its life safety sensors business to City Technology, Ltd., part of the First Technologies Group of Companies, for $11 million.

      Gene Banucci, ATMI Chief Executive Officer said, "With the sale of our former Life Safety Systems business, we have completed the divestment of two of the six units accounted for as ATMI's discontinued operations. We remain on track for meeting our goal of divesting or partnering these businesses by the end of 2004. City Technology specializes in the design and manufacture of high quality gas detection sensors and will offer our Life Safety Systems employees a new, better home where the sole focus is on gas sensors."

      Dan Sharkey, ATMI Chief Financial Officer, said, "As with the Cree deal for our Gallium Nitride business, this is an all cash transaction. ATMI expects to recognize a small gain over book value."

      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As The Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2004, or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth; ATMI's markets or customer interest in ATMI's products; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; technological changes affecting the competencies of ATMI; problems or delays associated with any restructuring and proposed divestiture activities; unanticipated internal and/or third-party delays; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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    For more information contact:
    Dean Hamilton
    ATMI
    203.207.9349 Direct
    203.794.1100 x4202
    dhamilton@atmi.com
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